NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (SERP)
Effective January 1, 2015

NAME AND PURPOSE
The name of this plan is the National Rural Utilities Cooperative Finance Corporation Supplemental Executive Retirement Plan (the “Plan”). The purpose of the Plan is to enable National Rural Utilities Cooperative Finance Corporation (“CFC”) to allow its Chief Executive Officer, Sheldon C. Petersen (the “Participant”), to earn retirement benefits in addition to those credited under any other plan of CFC. CFC intends that the Plan shall constitute an “ineligible deferred compensation plan” within the meaning of Section 457(f) of the Code. This Plan is hereby established pursuant to the Employment Agreement by and between CFC and the Participant, effective January 1, 2015. Sheldon C. Petersen shall be the sole Participant under this Plan.
EFFECTIVE DATE
The Plan is effective as of January 1, 2015.
CONTRIBUTIONS TO ACCOUNT
The Board of Directors (the “Board”), in its sole and absolute discretion, may from time to time elect to make contributions in any amount to Participant’s Account.
RETIREMENT BENEFIT
CFC shall establish an account on CFC’s books titled “Ineligible Deferred Compensation Account” (hereinafter referred to as the “Account”). The Account shall be credited with the amounts contributed by CFC from time to time pursuant to the Plan. No earnings or losses will be credited to the Account.
VESTING
The Participant’s Account shall vest as follows:

(a)	Contributions Prior to the Initial Vesting Date

If CFC makes contributions to the Participant’s Account prior to the Initial Vesting Date, the Account shall vest on the Initial Vesting Date as long as the Participant remains an employee of CFC at that time. Otherwise, except as next provided, if the Participant’s employment with CFC is terminated prior to the Initial Vesting Date, the Participant shall forfeit all of his right, title and interest (if any) in and to his Account and any other right or benefit under the Plan. If the Participant incurs a Qualifying Termination prior to the Initial

Vesting Date, the Participant shall become fully vested in his Account as of the date of such employment termination.

(b)	Contributions After the Initial Vesting Date

If CFC determines to make contributions on or after the Initial Vesting Date, the amounts so contributed will be treated as fully vested if the Participant remains employed by CFC on the last day of the calendar year in which the amounts are contributed (the “Continuing Vesting Date”). Except as next provided, if the Participant’s employment with CFC is terminated prior to the Continuing Vesting Date, the Participant shall forfeit all of his right, title and interest (if any) in and to his then Account and any other right or benefit under the Plan. However, if the Participant incurs a Qualifying Termination prior to the Continuing Vesting Date, the Participant shall become fully vested in his then Account as of the date of such employment termination.

FORM AND TIMING OF DISTRIBUTIONS
CFC shall pay the amount of the Participant’s Account to the Participant or if applicable, the Participant’s designated beneficiary as soon as reasonably practicable, but in no event later than 75 days after the earlier of: (1) the Initial Vesting Date or Continuing Vesting Date, as applicable, or (2) the date of the Qualifying Termination Event.
The amount of the Participant’s Account shall be paid to the Participant in a single lump sum.
PARTICIPANT'S BENEFICIARY
The Participant may from time to time, by written notice delivered to the Board, designate any person(s) or legal entity(ies), including his estate, as his or beneficiary to receive the lump sum payment after his death in respect to any unpaid Account. Such beneficiary designation shall be made by means of a written instrument, in form and substance acceptable to the Board or its designee, and may be revoked or changed by the Participant at any time by filing written notice of such revocation or change with the Board or its designee. If the Participant does not designate a beneficiary or if the designated beneficiary does not survive the Participant, the Participant’s beneficiary shall be his estate.
UNFUNDED AND NON-TRANSFERABLE
The Plan is an unfunded plan of deferred compensation and the obligation of CFC hereunder is purely contractual. Any and all payments made to the Participant pursuant to the Plan shall be made only from the general assets of CFC. Any Accounts under the Plan shall be for bookkeeping purposes only and shall not represent a claim against specific assets of CFC. Nothing contained in the Plan shall be deemed to create a trust of any kind or create any fiduciary relationship.
To the fullest extent permitted by law, no right or benefit under the Plan or any interest in the Account shall be subject in any manner to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance, charge, garnishment, execution or levy of any kind, whether voluntary or involuntary, including but not limited to any liability for alimony or other payments for the support of a spouse, former spouse, or any other relative of the Participant, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber, charge, garnish, execute or levy the same shall be void and of no effect, and, in the absolute discretion of the Board, such right, benefit or interest may be extinguished and terminated by resolution of the Board. Except as otherwise provided by law, no right or benefit under the Plan or any interest in the Account shall be in any manner liable for or subject to the debts, contracts, liabilities or torts of the Participant. The Participant may not borrow against his benefit under the Plan or any interest in his Account.
ADMINISTRATION
Subject to the express provisions of the Plan, the Board or its delegate shall have plenary power to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan. The determination of the Board or its delegate on Plan interpretations shall be conclusive.
AMENDMENT
The Board may at any time and from time to time modify or amend the Plan in such respects as it shall deem advisable; provided, however, that any such modification or amendment shall comply with all applicable laws and applicable requirements necessary to keep the Plan qualified as an “ineligible deferred compensation plan” within the meaning of Section 457(f) of the Code and to avoid imposition of any additional tax under Section 409A of the Code. Except as relating to amendments required to satisfy objectives under the Code, no amendment or modification of the Plan may adversely affect any right or benefit awarded to the Participant under the Plan, whether vested or otherwise, without the Participant’s written consent.
TERMINATION
The Board may amend, discontinue, or terminate the Plan at any time, for any reason. Any contributions prior to discontinuance or termination of the Plan shall, once vested, be distributed in a manner consistent with the terms of the Plan, and, if applicable, Section 409A. If the plan is discontinued or terminated, the Participant will not be eligible for any future benefits.

CLAIMS PROCEDURE
The Participant’s Account must be paid in accordance with the specific provisions of the Plan. If a claim for such benefits is wholly or partially denied, the Board shall provide written notice to the claimant setting forth:

(a)	The specific reason or reasons for the denial;

(b)	Specific references to the pertinent provisions of the Plan upon which the denial is based;

(c)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	An explanation of the Plan’s review procedures and the time limits applicable to such procedures, as required by Section 502(a) of ERISA.

DEFINITIONS
As used in this agreement, the following terms shall have the meaning ascribed below unless otherwise expressly provided, and when the defined meaning is intended, the term is capitalized.

“Cause” shall have the meaning set forth in the Employment Agreement dated the same date hereof.
“Code” means the Internal Revenue Code of 1986 as now in effect or hereafter amended from time to time, or any successor statute or statutes thereto, and shall also include all regulations thereunder. References to any specific section of the Code shall include any successor section.
“Continuing Vesting Date” shall have the meaning set forth in the second paragraph of the section titled “Vesting”.

“Disability” shall have the meaning set forth in the Employment Agreement dated the same date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974 as now in effect or hereafter amended from time to time, or any successor statute or statutes thereto, and shall also include all regulations promulgated thereunder. References to any specific section of ERISA shall include any successor section.

“Good Reason” shall have the meaning set forth in the Employment Agreement dated the same date hereof.

“Initial Vesting Date” means with respect to the Participant who remains an employee of CFC on such date the earlier of (i) December 31, 2016 or (ii) the date on which a Qualifying Termination occurs.

“Qualifying Termination” means, with respect to the Participant, (i) termination of the Participant’s employment with CFC on account of death or Disability (ii) involuntary termination of the Participant’s employment by CFC without Cause, or (iii) resignation by the Participant for Good Reason.

GENERAL PROVISIONS

(a)
Controlling Law. Except to the extent superseded by federal law, the laws of the Commonwealth of Virginia (except the choice of law rules thereof), shall be controlling in all matters relating to the Plan, including construction and performance thereof.

(b)	Captions. The captions of sections and paragraphs of the Plan are for convenience of reference only and shall not control or affect the meaning or construction of any of its provisions.

(c)
Facility of Payment. If the Participant is under legal disability or, in the judgment of the Board, is unable to properly manage his financial affairs, any amounts payable hereunder may be paid to his legal representative or may be applied for the benefit of such person in any manner that the Board may select, and any such payment shall be deemed to be payment for the Participant’s Account and shall be a complete discharge of all liability of CFC with respect to the amount so paid.

(d)
Withholding Payroll Taxes. CFC shall withhold any federal, state and local income or employment tax (including F.I.C.A. obligations for both Social Security and Medicare) which by any present or future law it is, or may be, required to withhold with respect to any deferral of compensation pursuant to the Plan, or any lump sum cash distribution under the Plan due to the Participant in respect to his Account.

(e)
Administrative Expenses. All expenses of administering the Plan shall be borne by CFC, and no part thereof shall be charged against the Participant’s Account or any amounts distributable under the Plan.

(f)	Prohibition of Law. Any provision of the Plan prohibited by the law of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof. If any of the terms or provisions of the Plan conflict with the requirements of applicable law or applicable rules and regulations under such laws, then such terms and provisions shall be deemed inoperative to the extent necessary to avoid the conflict with such applicable law or applicable rules and regulations.

(g)	Parties Bound. This Plan shall be binding upon the heirs, executors, administrators, successors, and assigns of CFC and the Participant.

IN WITNESS WHEREOF, CFC has caused this to be executed on December 22, 2014, to be effective as of January 1, 2015.

NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION

By:	/s/ JOEL B. CUNNINGHAM
Name:	Joel B. Cunningham
Title:	President of the Board of Directors